Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
November 4, 2013	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com
American Equity Reports Third Quarter 2013 Results
WEST DES MOINES, Iowa (November 4, 2013) - American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, today reported third quarter 2013 net income of $56.2 million, or $0.75 per diluted common share, compared to a third quarter 2012 net loss of $7.8 million, or $0.13 per diluted common share.
Non-GAAP operating income1 for the third quarter of 2013 was $59.8 million, or $0.80 per diluted common share, compared to third quarter 2012 non-GAAP operating income1 of $22.2 million, or $0.34 per diluted common share.
Third quarter 2013 net income and non-GAAP operating income1 were increased by $20.2 million ($0.27 per diluted common share) and $22.4 million ($0.30 per diluted common share), respectively, for revisions to assumptions utilized in the determination of deferred policy acquisition costs, deferred sales inducements and the liability for future benefits to be paid under lifetime income benefit riders. Net loss and non-GAAP operating income1 for the third quarter of 2012 were impacted by similar assumption revisions which increased the net loss by $0.8 million ($0.01 per diluted common share) and reduced non-GAAP operating income1 by $4.9 million ($0.07 per diluted common share).
The diluted share count for third quarter 2013 was 74.6 million shares compared to 65.3 million shares for the third quarter of 2012. This increase was attributable to greater dilution from convertible notes, warrants and stock options because the Company’s common stock price was substantially higher in the third quarter of 2013 compared to the third quarter of 2012.

1     In addition to net income, we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See Company's Quarterly Report on Form 10-Q for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Because these items fluctuate from period to period in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor's understanding of our underlying results and profitability.

Highlights for the third quarter of 2013 include:

▪	Annuity sales (before coinsurance) were $1.054 billion compared to second quarter 2013 annuity sales of $1.135 billion.

•	Total invested assets were $29.8 billion (amortized cost basis = $28.9 billion).

▪	Investment spread was 2.80% compared to 2.70% and 2.68% for the second and first quarters of 2013, respectively.

▪	Estimated risk-based capital (RBC) ratio at September 30, 2013 remained above target at 333% compared to 324% at June 30, 2013 and 332% at December 31, 2012.

▪	Book value per share (excluding accumulated other comprehensive income) increased to $18.81 at September 30, 2013 compared to $18.66 at June 30, 2013 and $16.49 at December 31, 2012.
SPREAD IMPROVES AS EXCESS CASH AND SHORT-TERM INVESTMENTS DEPLOYED
American Equity’s investment spread for the third quarter of 2013 increased to 2.80% compared to 2.70% for the second quarter of 2013 and 2.62% for the third quarter of 2012. The average yield on invested assets including the excess cash and short-term investments balances was 5.02% for the third quarter of 2013 compared 4.94% for the second quarter of 2013 and 5.17% in the third quarter of 2012. The increase in investment spread for the quarter also included a reduction in the aggregate cost of money for annuity liabilities to 2.22% in the third quarter of 2013 compared to 2.24% in the second quarter of 2013 and 2.55% in the third quarter of 2012. The reductions in the cost of money reflect adjustments to new money and renewal crediting rates to policyholders.
The increase in investment yield for the quarter was primarily due to the elimination of American Equity’s excess cash and short-term investments. At September 30, 2013, the Company did not hold any excess cash and short-term investments compared to $816 million at June 30, 2013 and $2.2 billion at December 31, 2012. The average balance for excess cash and short-term investments was reduced to $341 million in the third quarter of 2013 from $1.7 billion in the second quarter of 2013 and $2.0 billion in the third quarter of 2012.
Although investment yield for the quarter increased due to the deployment of excess cash and short-term investments, new premiums and cash flows from the investment portfolio continued to be invested at rates below the portfolio rate. However, with the general movement in interest rates being up, new investments in the third quarter were made at yields that were better than those available earlier in the year. The average yield on fixed income securities purchased and commercial mortgage loans funded in the third quarter of 2013 was 4.37% compared to an average yield of 3.49% and 3.48% in the first two quarters of 2013.
Commenting on investment spread, John M. Matovina, Chief Executive Officer and President said: “We met our expectation of eliminating our excess cash and short-term investments balance and achieving a fully invested position during the third quarter of 2013. At current rates and market conditions, our call exposure for the future periods is realistically limited to $500 million of agency bonds maturing in January 2028 with 3.75% coupons. These securities are callable quarterly and a modest decline in interest rates from current levels could result in the calls being exercised on their next call dates in January 2014.”

Matovina continued, “Even as the income side of our spread measurement stabilizes, we maintain the flexibility to reduce our cost of money through adjustments to fixed crediting rates, caps and participation rates. We can reduce our cost of money by 60 bps before being limited by minimum guaranteed rates. We expect further declines in our cost of money from rate adjustments already implemented and will be making further renewal rate adjustments in 2013 and 2014. These actions should enable us to achieve our goal of restoring our investment spread to the 3.00% target by the end of 2014.”
LIABILITY MANAGEMENT
On July 17, 2013, the Company issued $400 million aggregate principal amount of its 6.625% Senior Notes due 2021 (the “Notes”). The Company used $15 million of the net proceeds from the Notes issuance to repay the entire amount outstanding under the Company’s revolving credit facility and, in October 2013, used $128 million of the net proceeds from the Notes issuance to pay the cash consideration to holders of two issues of the Company’s convertible notes who accepted the Company’s exchange offers to retire those notes. The aggregate principal amount of convertible notes retired through the exchange offers was $102 million and the consideration paid to the exchanging note holders also included 3,118,780 shares of the Company’s common stock. Please refer to the Company’s September 30, 2013 Financial Supplement for certain September 30, 2013 pro forma information for the impact of the exchange offers.
The Company intends to use the remaining net proceeds from the Notes issuance to tender for, redeem or repurchase the $214 million aggregate principal amount of convertible notes that are currently outstanding. The form and timing of any such activity will be dependent upon market conditions and other factors and there can be no assurance that any such transactions can be completed prior to the December 2014 call date for the 5.25% convertible notes or the September 2015 maturity date for the 3.50% convertible notes.
OUTLOOK REMAINS POSITIVE
Commenting on results and the outlook for American Equity, David J. Noble, founder and Executive Chairman said: “Third quarter 2013 financial results were very satisfactory. Assets under management grew 3% from last quarter which includes sales of more than $1 billion. Our operating income1 per share, exclusive of the impact from unlocking but inclusive of the increase in diluted share count, grew almost 22% year over year. And importantly, we eliminated our excess cash and short-term investments during the quarter which helped boost our investment spread to 2.80%.”
Noble continued: “Our assets under management are up 14% in the last twelve months and we are optimistic our sales momentum from the last two quarters will carry through the balance of the year and into 2014. We continue to deliver growth in assets under management while conservatively managing our risks and financial profile, sustaining a double-digit operating return on average equity, and maintaining a cushion to our targeted RBC ratio. American Equity is well positioned to capitalize on the growing demand for guaranteed retirement savings and income products and expect our invested assets and earnings to continue to grow in the periods ahead.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss third quarter 2013 earnings on Tuesday, November 5, 2013, at 9:00 a.m. CST. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 877-703-6108, passcode 49119781 (international callers, please dial 857-244-7307). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through November 26, 2013 at 1-888-286-8010, passcode 74630244 (international callers will need to dial 617-801-6888).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.

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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)
Revenues:
Traditional life insurance premiums	$2,493	$3,300	$8,104	$9,770
Annuity product charges	26,451	23,875	71,443	65,176
Net investment income	354,147	318,594	1,019,980	965,763
Change in fair value of derivatives	193,028	161,090	631,030	269,404
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	(2,077)	(1,238)	24,197	(7,925)
OTTI losses on investments:
Total OTTI losses	—	—	(4,964)	(2,156)
Portion of OTTI losses recognized from other comprehensive income	(222)	(1,686)	(1,270)	(3,389)
Net OTTI losses recognized in operations	(222)	(1,686)	(6,234)	(5,545)
Loss on extinguishment of debt	(938)	—	(1,527)	—
Total revenues	572,882	503,935	1,746,993	1,296,643

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	1,647	1,865	5,488	6,232
Interest sensitive and index product benefits	327,976	246,105	889,810	527,961
Amortization of deferred sales inducements	34,625	7,709	183,992	50,359
Change in fair value of embedded derivatives	36,224	188,201	(8,913)	466,278
Interest expense on notes payable	12,957	7,141	26,985	21,208
Interest expense on subordinated debentures	3,034	3,235	9,061	10,384
Amortization of deferred policy acquisition costs	50,034	25,954	265,534	105,086
Other operating costs and expenses	20,658	36,170	65,029	76,785
Total benefits and expenses	487,155	516,380	1,436,986	1,264,293
Income (loss) before income taxes	85,727	(12,445)	310,007	32,350
Income tax expense (benefit)	29,546	(4,616)	107,682	10,949
Net income (loss)	$56,181	$(7,829)	$202,325	$21,401

Earnings (loss) per common share	$0.86	$(0.13)	$3.15	$0.35
Earnings (loss) per common share - assuming dilution	$0.75	$(0.13)	$2.79	$0.34

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	65,129	62,504	64,239	60,723
Earnings (loss) per common share - assuming dilution	74,560	65,262	72,459	65,232

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss), we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income (loss) adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations, fair value changes in derivatives and embedded derivatives, loss on extinguishment of debt and changes in litigation reserves. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income (loss) provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income (Loss) to Operating Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)
Net income (loss)	$56,181	$(7,829)	$202,325	$21,401
Adjustments to arrive at operating income:
Net realized investment (gains) losses, including OTTI (a)	890	1,415	(5,488)	5,823
Change in fair value of derivatives and embedded derivatives (a)	2,229	19,000	(72,187)	42,478
Litigation reserve (a)	—	9,580	(1,969)	9,580
Extinguishment of debt (a)	548	—	893	—
Operating income (a non-GAAP financial measure)	$59,848	$22,166	$123,574	$79,282
Per common share - assuming dilution:
Net income (loss)	$0.75	$(0.13)	$2.79	$0.34
Adjustments to arrive at operating income:
Anti-dilutive effect of net loss	—	0.01	—	—
Net realized investment (gains) losses, including OTTI	0.01	0.02	(0.07)	0.08
Changes in fair value of derivatives and embedded derivatives	0.03	0.29	(0.99)	0.65
Litigation reserve	—	0.15	(0.03)	0.15
Extinguishment of debt	0.01	—	0.01	—
Operating income (a non-GAAP financial measure)	$0.80	$0.34	$1.71	$1.22

(a)
Adjustments to net income (loss) to arrive at operating income are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) and net of income taxes.

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity
Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing net income and operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").

Twelve Months Ended
September 30, 2013
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$1,554,811
Average AOCI	(437,956)
Average equity excluding average AOCI	$1,116,855

Net income	$238,723
Operating income	154,479

Return on Average Equity Excluding Average AOCI
Net income	21.37%
Operating income	13.83%
1 - simple average based on stockholders' equity at beginning and end of the twelve month period.